Filed pursuant to 424(b)(3)
Registration No. 333-153356

SUPPLEMENT NO. 13
DATED APRIL 30, 2012
TO THE PROSPECTUS DATED SEPTEMBER 29, 2011
OF INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

This Supplement No. 13 supplements, and should be read in conjunction with, the prospectus of Inland Diversified Real Estate Trust, Inc., dated September 29, 2011, as previously supplemented by Supplement No. 12 dated April 16, 2012 (which superseded all prior supplements).  Unless otherwise defined in this Supplement No. 13, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Summary Overview

Distributions

The following paragraph is inserted directly following the table which is set forth under “Summary Overview — Distributions,” and located on page S-10 of Supplement No. 12.

For the year ended December 31, 2011, we paid aggregate distributions of approximately $23.6 million. For the year ended December 31, 2011, we generated funds from operations, or “FFO,” in an aggregate amount equal to approximately $26.7 million and cash flow from operations in an aggregate amount equal to approximately $27.9 million.

Funds from Operations and Modified Funds from Operations

The following paragraph is inserted directly following the table which is set forth under “Summary Overview — Funds from Operations,” and located on page S-14 — S-15 of Supplement No. 12.

From inception through December 31, 2011, we generated FFO in an aggregate amount equal to approximately $30.2 million and we paid distributions totaling approximately $30.8 million.  From inception through December 31, 2011, we had not had any impairment charges and, therefore, no adjustments to FFO have been made.  A total of approximately $3.0 million of the total distributions paid during this period were funded from monies contributed by IREIC and $1.5 million were funded by advances by IREIC which were forgiven in 2011.  For GAAP purposes, these monies have been treated as capital contributions from IREIC although IREIC has not received, and will not receive, any additional shares of our common stock for these contributions.  See the section of Supplement No.12 captioned “Summary Overview — Distributions” for information regarding the distributions declared, distributions paid and our cash flows from operations during the four quarters ended December 31, 2011.